Exhibit 99.2

CONSENT OF J.P. MORGAN SECURITIES LLC

We hereby consent to (i) the use of our opinion letter dated February 27, 2011 to the Board of Directors of Nationwide Health Properties, Inc. (the “Company”) included in Annex D to the Joint Proxy Statement/Prospectus (the “Joint Proxy Statement/Prospectus”) relating to the proposed Merger (as such term is defined in the Agreement and Plan of Merger, dated as of February 27, 2011, by and among Ventas, Inc. (“Ventas”), Needles Acquisition LLC and the Company), which is part of the Registration Statement on Form S-4 of Ventas, and (ii) the references to such opinion in the Joint Proxy Statement/Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Dated: April 11, 2011

J.P. MORGAN SECURITIES LLC

/s/ J.P. Morgan Securities LLC